Exhibit 99.1

FOR IMMEDIATE RELEASE

             DOBSON COMMUNICATIONS ANNOUNCES PROPOSED DEBT OFFERING

OKLAHOMA CITY, Sept. 8, 2003 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq:DCEL) today announced the commencement of a private offering of $600 million principal amount of its Senior Notes due 2013. The proceeds from this offering, together with borrowings under a new $700 million senior credit facility that Dobson is currently arranging, will be used:

* To refinance and replace outstanding borrowings under Dobson's existing credit facilities. At June 30, 2003, approximately $484 million was outstanding under the Dobson Operating Co. credit facility and approximately $267 million was outstanding under the Dobson/Sygnet credit facility;

* To fund the repurchase of 12 1/4% Senior Notes of Dobson/Sygnet Communications Company, a wholly-owned subsidiary of Dobson. Dobson/Sygnet is seeking to acquire its approximately $189 million outstanding Dobson/Sygnet senior notes through a tender offer commenced on September 8, 2003; and

* To fund the repurchase of a portion of Dobson's outstanding 12 1/4% senior preferred stock having an aggregate liquidation preference of $250 million plus accrued but unpaid dividends.

The Senior Notes due 2013 will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes have not been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer, offer to sell, or the solicitation of an offer to buy any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:  J. Warren Henry
          Vice President, Investor Relations
          (405) 529-8820